UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     December 26, 2016

RANGEFORD RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54306	77-1176182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

566 Silicon Drive, Suite 103, Southlake, Texas	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 699-9064

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1— Disclosing Completion of Acquisition or Disposition of Assets, Regulation FD Disclosure

Item 1.01. Completion of Acquisition of Assets

Rangeford Resources, Inc. (the “Company”) announced today that its wholly owned subsidiary Cherryvale Kansas, LLC, executed a purchase and sale agreement on December 26, 2016 (“Agreement”) with Dog Day, Inc., a Texas Corporation (“DDI”),headquartered in Nacogdoches Texas for the acquisition of certain oil and gas leases covering approximately 800 gross acres of land located in Labette County, Kansas that includes DDI’s interest in approximately 53 wells that are either currently producing, permitted, proposed, and/or shut-in.

The Company’s own geological and geophysical analysis estimates ultimate recovery of up to two million barrels upon completion of a development plan with a combination of re-completions, drilling new wells and implementing a water flood program. The Company intends to obtain an SEC compliant reserve report by a third-party petroleum engineer for reporting purposes.

Closing of the purchase is scheduled to occur no later than February 15, 2017 to provide DDI time to obtain certain waivers, consents and working interests. Assuming DDI meets all conditions to closing the purchase price will be $5.0 million for 100.0% working interest (80.0% Net Revenue Interest). The purchase price will be paid by issuing 632,912 Company common shares with an agreed value of $500,000 and a note from Cherryvale Kansas, LLC in the amount of $4.5 million. The acquisition price may be reduced by up to approximately 25% if DDI does not deliver required consents, waivers and un-owned working interests.

The note by Cherryvale Kansas, LLC will bear interest at 3% and is secured by the purchased assets. The note is for three (3) years and repaid from 25% of Cherryvale Kansas’ gross revenue (less royalty payments and taxes). If not fully paid by maturity the balance will become due. The seller note is non-resource to Rangeford Resources, Inc. Under the terms of the Agreement, DDI, the seller, retains a 25% working interest after payout, which in summary means once Cherryvale Kansas recovers 125% of the Purchase Price and 125% of the costs of the development plan and well operations.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGEFORD RESOURCES, INC.

Date: December 26, 2016	By: /s/ Thomas E. Lindholm
Thomas E. Lindholm, CEO